EXHIBIT 99.1

Sucampo Solidifies Leadership Team With Additions of CSO and Heads of Business Development, Regulatory Affairs

BETHESDA, Md., Oct. 23, 2014 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP), a global biopharmaceutical company, today announced three executive appointments that expand and solidify the leadership team in line with the company's strategic plan. The appointments are Peter Kiener, D.Phil , as Chief Scientific Officer (CSO); Matthias Alder as Executive Vice President, Business Development and Licensing; and Steven Caffé, M.D., as Senior Vice President, Regulatory Affairs.

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"We are building a stronger, focused company, and filling our key leadership roles with these high-caliber executives is essential for Sucampo's continued evolution," said Peter Greenleaf, Chief Executive Officer of Sucampo. "The addition of tenured biopharmaceutical executives gives us the depth of scientific leadership to expedite our company's transformation and to execute on our priorities of leveraging Sucampo's strengths in drug development, securing and growing revenue from sales of AMITIZA, increasing our pace of current pipeline development and diversifying our portfolio through the acquisition of new science. Each of the new executives brings to Sucampo functional expertise and a track record of success, and each of them sees, as I do, the potential of our strategic vision for Sucampo."

Dr. Kiener is recognized for his expertise in the development of next-generation biologics. Most recently, he was CSO of Ambrx Inc., a clinical-stage biopharmaceutical company focused on the development of antibody-drug conjugates. Prior to joining Ambrx, Dr. Kiener was President and Co-founder of Zyngenia Inc., an early stage biopharmaceutical company. Before this, he was Executive Vice President and Global Head of Biologics Research and Development at MedImmune, LLC, the global biologics arm of AstraZeneca. During his tenure there, Dr. Kiener assisted with building the company's industry-leading protein and antibody engineering capabilities and oversaw the submission of multiple investigational new drug and new drug applications. Earlier in his career, he held multiple positions at Bristol-Myers Squibb over an 18-year period, where he worked on biologics. Dr. Kiener has served on the scientific advisory boards of KAI Pharmaceuticals Inc., Genocea Biosciences Inc., NKT Therapeutics Inc. and VLST Corporation. Dr. Kiener has also served as a director of Receptor BioLogix Inc., Synovex Corporation and Virdante Pharmaceuticals Inc. He received his bachelor's degree in chemistry from the University of Lancaster and doctorate of philosophy in Biochemistry from the University of Oxford. Dr. Kiener has published more than 120 papers in peer-reviewed journals and is an inventor on more than 40 patents and patent applications.

Mr. Alder brings more than 20 years of industry experience to Sucampo. Most recently, he was Executive Vice President of Corporate Development and Legal Affairs and Corporate Secretary at Cytos Biotechnology AG, a biopharmaceutical company focused on the development of targeted immuno-therapies. Prior to joining Cytos, he held various roles of increasing responsibility, including Senior Vice President Administration, General Counsel and Secretary of Micromet Inc., which was acquired by Amgen. Prior to this, Mr. Alder was a partner in the Life Sciences Transactions Practice at Cooley LLP, where he represented biotech companies in strategic transactions with pharmaceutical companies. Earlier in his career, Mr. Alder was in-house counsel at Ciba-Geigy and Novartis. He holds law degrees from the University of Basel and the University of Miami and is qualified to practice law in Switzerland and the U.S.

Dr. Caffé brings more than 20 years of global product development, registration and lifecycle management expertise to the company. Prior to joining Sucampo, he was Senior Vice President and Chief Development and Regulatory Officer at AMAG Pharmaceuticals Inc., a specialty pharmaceutical company, where he played a key role in the provision of strategic insight and operational expertise to ensure successful product development and advancement, and in the acquisition of assets. Prior to joining AMAG, Dr. Caffé was Senior Vice President, Head of Global Regulatory Affairs and Patient Safety at MedImmune. At MedImmune, he was responsible for all regulatory and pharmacovigilance matters for commercial and pipeline products. Prior to this, he held increasing leadership positions at Baxter International Inc., Sanofi and Merck & Co. Through various regulatory and development programs, he secured product approvals while building and leading high-performing global teams. Dr. Caffé received his medical degree from the Faculté de Médecine Saint-Antoine, Université Pierre et Marie Curie (Paris 6), and completed his internship and residency and practiced medicine at the academic hospitals of the Assistance Publique de Paris with a focus on emergency and intensive care.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA® and RESCULA® – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo is the registered trademark and the tagline, The Science of Innovation, is a registered/pending trademark of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 8-K and 10-K, which Sucampo incorporates by reference.

CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President,
         Investor Relations and Corporate Communications
         1-240-223-3718
         staylor@sucampo.com